Exhibit 99.2

AGREEMENT

JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby agrees to file jointly the Schedule 13G to which this Agreement is attached, and any amendments to the Schedule 13G (the “Schedule 13G”) filed with respect to the common stock, par value $0.0001 per share, of CalciMedica, Inc., which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13G, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Schedule 13G, and any future amendments to the Schedule 13G, filed on behalf of each of the parties hereto.

Date: May 28, 2025

Avenue Venture Opportunities Fund II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:	GL Venture Opportunities Partners II, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Venture Opportunities Partners II, LLC

By:	GL Venture Opportunities Partners II, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

GL Venture Opportunities Partners II, LLC

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Capital Management II, L.P.

By:	Avenue Capital Management II GenPar, LLC
Its:	General Partner

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

MARC LASRY

By:	/s/ Andrew Schinder, Attorney-in-Fact for Marc Lasry